EXHIBIT 99.1

SED INTERNATIONAL HOLDINGS, INC. ADOPTS TAX BENEFITS
PRESERVATION RIGHTS AGREEMENT AND FAIR PRICE AMENDMENT TO
CORPORATE BY-LAWS

Lawrenceville, GA – September 9, 2013 – SED International Holdings, Inc. (NYSE MKT: SED) today announced that its board of directors has adopted a tax benefit preservation rights agreement designed to preserve the value of its significant tax benefits. In addition, its board of directors has adopted a fair price amendment to SED’s By-laws, which provides additional protections for stockholders in certain takeovers.

By adopting the rights agreement, SED’s board of directors seeks to protect significant tax benefits represented by SED’s ability to carry forward its net operating losses and certain other tax attributes that provide future benefit to the company. SED has experienced and may continue to experience substantial net operating losses for federal and state income tax purposes. In general, SED may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which would reduce federal and state income tax liability.

At March 31, 2013, SED’s total net operating loss carry forward for Federal tax purposes was approximately $62.2 million (unaudited) and for state tax purposes approximately $52.5 million (unaudited). These tax benefits are currently of significant value to SED. However, if SED experiences an “ownership change”, as defined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, its ability to use the tax benefits could be substantially limited.

Generally, for SED, an “ownership change” occurs if the percentage of the shares of its Common Stock owned by one or more “five-percent shareholders” increases by more than fifty percentage points over the lowest percentage of shares of its Common Stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change.” For this purpose, five-percent shareholders do not include certain institutional holders, such as mutual fund companies, that control SED stock on behalf of several individual mutual funds where no single fund owns 5 percent or more of SED stock.

The rights agreement is similar to tax benefits preservation rights agreements adopted by many other public companies that also have similar tax attributes.

As part of the rights agreement, SED’s board of directors declared a dividend of one right for each outstanding share of SED’s common stock.  The rights will be distributed to stockholders of record as of September 19, 2013, but would only be activated if triggered by the rights agreement.

Effective today, if any person or group acquires 4.9 percent or more of the outstanding shares of SED’s common stock or if certain grandfathered stockholders increase their ownership by one-quarter of a percent (subject to certain exceptions), there would be a triggering event under the rights agreement resulting in significant dilution in the ownership interest of such person or group in SED’s common stock.

Samuel A. Kidston, SED’s Executive Chairman, said “This rights agreement is carefully designed to protect stockholder value and safeguard valuable tax benefits by reducing the likelihood of an unintended ‘ownership change’ through actions involving SED common stock.”

SED’s board of directors has the discretion to exempt any acquisition of common stock from the provisions of the rights agreement.  The rights agreement may be terminated by the board at any time prior to the preferred stock purchase rights being triggered.

The rights will expire upon:

•	the close of business on September 19, 2016;

•	the time at which these rights are redeemed or exchanged under the rights agreement;

•	the final adjournment of SED’s 2014 annual meeting of stockholders if stockholder approval of the rights agreement has not been received prior to that time;

•	the repeal of Section 382 or any successor statute, if SED’s board of directors determines that the rights agreement is no longer necessary for the preservation of the tax benefits;

•	the beginning of a taxable year with respect to which SED’s board of directors determines that no tax benefits may be carried forward; or

•	such time as SED’s board of directors determines that a limitation on the use of the tax benefits under Section 382 would no longer be material to the SED.

The issuance of the rights will not affect SED’s reported earnings per share and is not taxable to SED or its stockholders.

The amendment to the By-laws is intended to provide SED’s stockholders with the protection of the fair price requirements of Georgia corporation law which, among others things, provides for stockholders to receive a fair price in prescribed circumstances in the event of a sale of the company to an interested stockholder.

Commenting on the fair price by-law amendment, Mr. Kidston noted: “This protective measure is not designed to prevent a takeover but rather to ensure that stockholders receive a fair price for their shares if a takeover were to take place in multiple stages.”

Additional information regarding the rights agreement and fair price amendment will be contained in a Form 8-K and in a Registration Statement on Form 8-A that SED is filing with the Securities and Exchange Commission.  In addition, SED stockholders of record as of September 19, 2013 will be mailed a detailed summary of the rights agreement.

About SED International Holdings, Inc.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics and small appliance products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Bogota, Colombia and Buenos Aires, Argentina. SED serves a customer base of over 10,000 channel partners and retailers in the United States, Latin America, and Caribbean. To learn more, please visit www.SEDonline.com.

Contact:

Investor Relations Contact

SED International Holdings, Inc.

Christopher R. Joe, 770-243-1200

Interim Chief Financial Officer

cjoe@sedintl.com